Exhibit 10.1

WINGSTOP INC.

2015 OMNIBUS INCENTIVE COMPENSATION PLAN

PERFORMANCE–BASED RESTRICTED STOCK UNIT AGREEMENT

This Performance-Based Restricted Stock Unit Agreement (this “Award Agreement”) evidences the grant by Wingstop Inc. (the “Company”), in accordance with the Wingstop Inc. 2015 Omnibus Incentive Compensation Plan (the “Plan”), of a maximum of                      performance-based restricted stock units (“PSUs”), subject to the restrictions set forth in this Award Agreement and the Plan (the “Award”), to                      (the “Grantee”), effective as of                      (the “Grant Date”).

WINGSTOP INC.

By:
Name:
Title:

TERMS AND CONDITIONS

§ 1    Plan. The Award is subject to all of the terms and conditions set forth in the Plan and this Award Agreement, and all capitalized terms not otherwise defined in this Award Agreement have the respective meaning of such terms as defined in the Plan. If a determination is made that any term or condition set forth in this Award Agreement is inconsistent with the Plan, the Plan will control. A copy of the Plan will be made available to Grantee upon written request to the Secretary of the Company

§ 2    Grant of PSUs. Each PSU represents the right to receive one share of $0.01 par value Common Stock of the Company (a “Share”), subject to the terms and conditions set forth in this Agreement and the Plan. The number of PSUs actually payable under this Award Agreement depends on the extent to which the Company attains the performance conditions, described in Section 4 of this Award Agreement, and whether the Grantee satisfies the service vesting condition, described in Section 5 of this Award Agreement. The PSUs shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

§ 3     Consideration. The grant of PSUs is made in consideration of the services to be rendered by the Grantee to the Company.

§ 4     Performance Conditions. The number of PSUs earned by the Grantee will be determined based on the          -year EBITDA CAGR level achieved by the Company during the          -year period beginning                      and ending                      (the “Performance Period”) in accordance with the following schedule:

-year EBITDA CAGR Level Achieved	Percentage of PSUs Earned
less than %	%
% to %	%
% to %	%
% to %	%
over %	%

If the          -year EBITDA CAGR level falls between the levels provided above, straight-line interpolation will be used to determine the percentage of PSUs earned.

The Committee will determine and certify the number of PSUs, if any, that the Grantee earns based on the          -year EBITDA CAGR level achieved as soon as practicable and within 45 days following the end of the Performance Period (the “Earned Award”). In all cases, the number of PSUs, if any, in the Grantee’s Earned Award will be rounded down to the nearest whole number of PSUs (as necessary). Upon the Committee’s determination of the Earned Award, the Grantee will immediately forfeit all PSUs other than the Earned Award. To become vested in the Earned Award, the Grantee must also satisfy the vesting requirements of Section 5 below.

For the purposes of this Section 4, “          -year EBITDA CAGR” means the compound annual growth rate of the Company’s EBITDA for the period beginning                      and ending                      , and “EBITDA” means earnings before interest, taxes, depreciation, and amortization for a fiscal year, as determined by the Board based upon the Company’s audited financial statements, as reviewed and approved by the Board.

For purposes of measuring EBITDA CAGR, the Company’s EBITDA shall be adjusted by the Committee to add (1) the sum of the following that occur during the Performance Period: (a) asset write-downs, (b) events of an “unusual nature” and/or of a type that indicate “infrequency of occurrence,” each as defined in FASB Accounting Standards Update 2015 – 01, and appearing in the Company’s financial statements or notes thereto appearing in the Company’s Annual Report on Form 10-K, and/or in management’s discussion and analysis of financial performance appearing in such Annual Report, (c) operations discontinued, divested or restructured (which would include the sale or refranchise of Company-owned restaurants), including severance costs, (d) losses on refinancing or extinguishment of debt, (e) non-cash charges for such period, including, without limitation, any non-cash loss or expense due to the application of FAS No. 106 regarding post-retirement benefits, FAS No. 133 regarding impairment of goodwill, FAS No. 150 regarding accounting for financial instruments with debt and equity characteristics and non-cash expenses deducted as a result of any grant of capital stock to employees, officers or directors (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), (f) the cumulative effect of changes in accounting principles or changes in accounting policies (including changes in Generally Accepted Accounting Principles that do not require retrospective adjustments to historic accounting periods adopted after the date hereof that are material to the Company, such as future changes to revenue recognition rules), (g) any extraordinary losses during such period, (h) all management fees and out of pocket expenses pursuant to any management agreement for such period, (i) costs and expenses incurred in connection with dividends, distributions, issuances of capital stock or debt securities, asset dispositions, recapitalizations, incurrences, repayments, refinancings, amendments or modifications of indebtedness or similar transactions for such period, (j) non-recurring charges for such period; and minus (2) any extraordinary gains during such period.

§ 5     Service Vesting Condition.

(a)     The PSUs are subject to forfeiture until they vest. Subject to (i) the achievement of the Performance Conditions for payout set forth in Section 4 above, and (ii) the Grantee’s continuous employment from the Grant Date through the third anniversary of the Grant Date, the Earned Award determined pursuant to Section 4 will vest and become nonforfeitable on the third anniversary of the Grant Date. Except as provided in Section 5(b) or (c), upon the Grantee’s Termination for any reason at any time before the end of the Performance Period, all of the Grantee’s PSUs shall be automatically forfeited upon such Termination and the Company shall not have any further obligations to the Grantee under this Agreement.

(b)    If the Grantee has a Termination of employment terminates during the Performance Period as a result of the Grantee’s death or Disability, the Grantee will vest on such Termination date in a pro rata portion of the Award calculated by multiplying the 50% of the total PSUs granted to Grantee (the “Target Award”) by a fraction, the numerator of which equals the number of days that the Grantee was employed during the Performance Period and the denominator of which equals the total number of days in the Performance Period. For purposes of this Section 5(b), “Disability” has the same meaning as such term is defined in the Company’s long-term disability insurance policies which now or hereafter cover the permanent disability of the Grantee or, in absence of such policies, means the inability of the Grantee to work in a customary day-to-day capacity for six (6) consecutive months or for six (6) months within a twelve (12) month period, as determined by the Board.

(c)    [In the event a Change in Control occurs and within          months prior to or          years after such Change in Control (A) Grantee’s employment is terminated by the Company without Cause, or (B) Grantee’s employment is terminated by the Grantee for Good Reason, PSUs at the Target Award level shall become fully vested and nonforfeitable as of the date of the Grantee’s Termination of employment.]

§ 6    Dividend Equivalents. If, prior to the date PSUs are settled pursuant to Section 7, the Company declares a cash or stock dividend with respect to shares of Common Stock, then, on the payment date of the dividend, the Grantee’s Account shall be credited with Dividend Equivalents in an amount equal to the dividends that would have been paid to the Grantee if one Share had been issued on the Grant Date for each PSU granted to the Grantee as set forth in this Award Agreement. In connection with the Dividend Equivalents, any cash dividend credited to Grantee’s Account shall be adjusted with interest at a rate and subject to such terms as determined by the Committee. The Dividend Equivalents credited to the Grantee’s Account shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of the Dividend Equivalents and interest, if any, subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the original PSUs to which they relate.

§ 7    Settlement.

(a)    Payment of the Grantee’s PSUs, the number of which are determined pursuant to Section 4 or Section 5 above shall be settled in Shares as soon as practicable following the date such PSUs become vested in accordance with Section 5 above (and in no event later than March 15 of the calendar year following the calendar year in which such PSUs become vested) by delivering to the Grantee one Share for each vested PSU.

(b)    Notwithstanding Section 7(a), if the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the PSUs upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent such PSUs constitute deferred compensation within the meaning of Section 409A of the Code, such settlement will be delayed until the earlier of: (1) the date that is six months following the Grantee’s separation from service and (2) the Grantee’s death.

§ 8    Delivery. The Company will deliver a properly issued certificate for any Shares received in settlement of PSUs pursuant to Section 7 as soon as practicable after settlement (or otherwise register such Shares in the name of the Grantee), and such delivery (or registration in the name of the Grantee) shall discharge the Company of all of its duties and responsibilities with respect to the PSUs under this Award Agreement.

§ 9    Nontransferable. Subject to any exceptions set forth in this Award Agreement or the Plan, until such time as the PSUs are settled in accordance with Section 7, the PSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the PSUs or the rights relating thereto shall be wholly ineffective.

§ 10    Release. As a condition to the delivery of the Shares received in settlement of PSUs pursuant to Section 7, the Company, at its option, may require Grantee to execute a general release on behalf of Grantee and Grantee’s heirs, executors, administrators and assigns, releasing all claims, actions and causes of action against the Company and each parent, subsidiary and former affiliate of the Company, and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives. Such release must be in form and substance satisfactory to the Board.

§ 11    No Right to Continue Service. Neither the Plan, this Award Agreement, the Award, nor any related material shall give Grantee the right to continue in employment by Company or shall adversely affect the right of the Company to terminate Grantee’s employment with or without Cause at any time.

§ 12    Shareholder Status. The Grantee shall have no rights as a shareholder with respect to the PSUs until the Grantee receives a distribution of Shares in settlement of vested PSUs in accordance with Section 7, and such Shares have been duly issued and delivered to (or registered in the name of) the Grantee.

§ 13    Securities Registration. As a condition to the delivery of the certificate for any Shares purchased pursuant to the settlement of the PSUs pursuant to Section 7 (or the registration of such Shares in the name of the Grantee), Grantee shall, if so requested by the Company, hold such Shares for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect.

§ 14    Compliance with Law. The issuance and transfer of Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Grantee understands that the Company is under no obligation to register the Shares with the Securities and Exchange Commission, any state securities commission, or any stock exchange to effect such compliance.

§ 15    Other Agreements. As a condition to the delivery of the Shares received in settlement of PSUs pursuant to Section 7, Grantee shall enter into such additional confidentiality, covenant not to compete, non-disparagement and non-solicitation, employee retention, and other agreements as the Company deems appropriate, all in a form acceptable to the Board. Grantee acknowledges that his receipt of the Award and participation in the Plan is voluntary on his part and has not been induced by a promise of employment or continued employment.

§ 16    Withholding. The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the PSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a)	tendering a cash payment;

(b)	authorizing the Company to withhold shares of Common Stock from the Shares otherwise issuable or deliverable to the Grantee as a result of the vesting of the PSUs; or

(c)	delivering to the Company previously owned and unencumbered shares of Common Stock.

Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the PSUs or the subsequent sale of any shares, and (b) does not commit to structure the PSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items.

§ 17    No Challenge. Notwithstanding any provision of this Award Agreement to the contrary, Grantee covenants and agrees that he or she will not (i) file any claim, lawsuit, demand for arbitration, or other proceeding challenging the validity or enforceability of any provision of this Award Agreement, or (ii) raise, as a defense, the validity or enforceability of any provision of this Award Agreement, in any claim, lawsuit, arbitration or other proceeding. Should Grantee violate any aspect of this § 17, Grantee agrees (A) that, in the case of a breach of clause (i) of the preceding sentence, such claim, lawsuit, demand for arbitration, or other proceeding shall be summarily withdrawn and/or dismissed; (B) that Grantee will pay all costs and damages incurred by the Company in responding to or as a result of such claim, lawsuit, demand for arbitration, or other proceeding (including reasonable attorneys’ fees and expenses), or such defense, as the case may be; (C) that Grantee will immediately forfeit all unvested PSUs; and (d) that Grantee will immediately sell to the Company all Shares received upon settlement of vested PSUs at a price equal to the aggregate purchase price, if any, paid by the Grantee for such Shares, or the current fair market value of such Shares (as determined in the sole discretion of the Company), whichever is less.

§ 18    Governing Law. The Plan and this Award Agreement shall be governed by the laws of the State of Delaware.

§ 19    Binding Effect. This Award Agreement shall be binding upon the Company and Grantee and their respective heirs, executors, administrators and successors.

§ 20    Section 409A. This Agreement and this award of PSUs is intended to comply with the short-term deferral exception to Code Section 409A and any regulations or guidance that may be adopted thereunder from time to time and shall be interpreted by the Committee to effect such intent. This Section 20 does not create any obligation on the part of the Company to modify the terms of this Agreement or the Plan and does not guarantee that the PSUs or the delivery of Shares upon settlement of the PSUs will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A. The Company will have no liability to the Grantee or any other party if the PSUs, the delivery of Shares upon settlement of the PSUs or any other payment hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.

§ 21    Headings and Sections. The headings contained in this Award Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Award Agreement. Any references to sections (§) in this Award Agreement shall be to sections (§) of this Award Agreement, unless otherwise expressly stated as part of such reference.

Accepted and agreed to:

Grantee

Date: